Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-110675

FREE WRITING PROSPECTUS DATED JANUARY 19, 2006

$100,000,000

ENTERGY MISSISSIPPI, INC.

First Mortgage Bonds, 5.92% Series due February 1, 2016

1. Reference is made to the second sentence of the first risk factor under the heading "Risk Factors" on page S-3 of the Prospectus Supplement dated January 11, 2006 (the "Prospectus Supplement"), to the Prospectus dated December 11, 2003, each of which is included in our Registration Statement on Form S-3 (Registration Statement No. 333-110675), relating to $100,000,000 of our First Mortgage Bonds, 5.92% Series due February 1, 2016. Following is an update to the disclosure contained in the Prospectus Supplement regarding our estimate as of the date of the Prospectus Supplement of our storm restoration and business continuity costs for Hurricane Katrina of $80 to $90 million.

We currently estimate that our storm restoration and business continuity costs incurred in connection with Hurricanes Katrina and Rita are $120 million. This cost estimate does not include other potential incremental losses that cannot be estimated at this time or any offset for recovery initiatives being pursued, including obtaining reimbursement of certain costs covered by insurance, obtaining assistance through federal legislation, and pursuing recovery through existing or new rate mechanisms regulated by the Federal Energy Regulatory Commission and the Mississippi Public Service Commission.

2. Recent Development: Based on preliminary unaudited financial reports, we expect our 2005 earnings applicable to common stock to be approximately 16% lower than that reported for 2004. We believe the primary reasons for the decrease in earnings in 2005 are a decrease in net revenue and increases in taxes other than income taxes and depreciation expense.

The issuer has filed a registration statement (including a prospectus and a related prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, Credit Suisse and/or KeyBanc Capital Markets can arrange to send you the prospectus if you request it, please call Credit Suisse at 1-800-221-1037 or KeyBanc Capital Markets at 1-866-227-6479.

Joint Book-Running Managers

Credit Suisse                                                                             KeyBanc Capital Markets

BNP PARIBAS